Exhibit (2)(g) to Form N-2

                         INVESTMENT ADVISORY AGREEMENT


                            BMO PARTNERS FUND, L.P.
                        330 Madison Avenue, 31st Floor
                           New York, New York  10017



                               December 8, 1999



Beck, Mack & Oliver LLC
330 Madison Avenue, 31st Floor
New York, New York  10017

Dear Sirs:

      This will confirm the agreement between the undersigned (the "Fund") and you (the "Manager") as follows:

          1. The Fund is a non-diversified, closed-end management investment company which engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objectives and limitations specified in the Fund's Second Amended and Restated Limited Partnership Agreement (the "LP Agreement") and the Fund's currently effective Registration Statement on Form N-2, as amended from time to time (the "Form N-2"), filed by the Fund under the Investment Company Act of 1940, as amended (the "1940 Act"). Copies of the documents referred to in the preceding sentence have been furnished to the Manager. Any amendments to these documents shall be furnished to the Manager promptly. Capitalized terms used and not defined herein are used as defined in the LP Agreement.

          2. The Fund employs the Manager and grants the Manager full discretion and authority to (a) manage the assets and liabilities of the Fund and (b) manage the day-to-day business of the Fund. The Manager shall have all of the powers specified in the LP Agreement including, without limitation, Section 3.04(b) thereof.

          3. (a) The Manager shall pay directly the Fund's overhead expenses, including equipment, utilities, salaries, its share of rent, postage, delivery, news and quotation machines and computer expenses, telephone and other administrative expenses and all expenses in connection with reporting to the Partners concerning the Fund's investment activities and performance.

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          (b) The Fund shall pay directly all of its operational and investment expenses, including the Management Fee, interest expenses, brokerage commissions, custodial and depository fees and transactional expenses, litigation expenses, taxes and investment banking fees and expenses, as well as all legal and accounting fees, and litigation and tax expenses and all expenses incurred in processing the sale and redemption of Units. The Fund shall also pay all fees due to its Independent Directors; fees payable to the Securities and Exchange Commission; state securities qualification fees; costs of preparing and printing offering memoranda for regulatory purposes and for distribution to investors; charges of custodians for the Fund; the costs of a fidelity bond and any liability insurance obtained on behalf of the Fund or the Directors and the costs of meetings of the Limited Partners.

          4. As manager of the Fund's assets, the Manager shall make investments for the Fund's account in accordance with the investment objectives, policies and limitations set forth in the LP Agreement, the Form N-2, the 1940 Act and policy decisions adopted by the Fund's Board of Directors from time to time and communicated in writing to the Manager. The Manager shall advise the Fund's officers and Board of Directors, at such times as the Fund's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Fund's officers or Board of Directors, supply the reasons for making such investments.

          5. In executing portfolio transactions on behalf of the Fund, the Manager will use its best judgment to choose the dealer or broker it believes most capable of providing the services necessary to obtain the most favorable execution. The full range and quality of services available will be considered in making these determinations. In those instances where it is reasonably determined that more than one dealer or broker can offer the services needed to obtain favorable execution, consideration may be given to those dealers or brokers that supply research advice or other services. The Manager is authorized to open, maintain and close accounts with brokers and dealers, to make all decisions relating to the manner, method and timing of securities and other investment transactions, to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund and to pay, or authorize the payment and reimbursement of, brokerage commissions, which may be in excess of the lowest rates available which are paid to brokers who execute transactions for the account of the Fund and who supply or pay the cost of research and brokerage services (which services may be used by the Manager in servicing clients other than the Fund, and not all of which services will necessarily benefit the Fund), provided that the Fund in using these brokers obtains "best execution," taking into account the research and execution capabilities of the brokers, their financial stability and reputation and the value to the Fund of all the services provided by them.


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          6.   In consideration of the Manager's undertaking to render the services described in this agreement, the Fund agrees that the Manager shall not be liable for (a) any act or omission by the Manager in connection with the conduct of the business of the Fund that is determined by the Manager in good faith to be in or not opposed to the best interests of the Fund, unless that act or omission constitutes willful misconduct, gross negligence, a violation of federal or state securities laws or criminal wrongdoing by the Manager, (ii) any action or omission by any other Partner or (iii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the Fund selected, engaged or retained by the Manager with reasonable care. To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to the Fund or to another Partner, the Manager acting pursuant to this Agreement or the LP Agreement shall not be liable for its good faith reliance on the provisions of this Agreement or the LP Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are intended to modify to that extent such other duties and liabilities of the Manager.

          (b) The Manager may consult with legal counsel or accountants selected by it and any act or omission by it on behalf of the Fund or in furtherance of the business of the Fund in good faith in reliance on and in accordance with the advice of such counsel or accountants shall be full justification for the act or omission, and to the fullest extent permitted by law the Manager shall be fully protected in so acting or omitting to act if the counsel or accountants were selected with reasonable care.

          7. In consideration of the Manager's services under this Agreement, the Fund shall pay the Manager a fee (the "Management Fee"), quarterly in advance, based on the Net Assets of the Fund at the beginning of each quarter of the Fund's fiscal year. The Management Fee shall equal 1% per annum of the first $5 million of the Fund's Net Assets, 3/4 of 1% per annum of the next $5 million of the Fund's Net Assets and 1/2 of 1% per annum of the Fund's Net Assets in excess of $10 million. If the date on which the Fund liquidates is a date other than the last day of a quarter the Manager shall refund to the Fund the amount of the most recent installment of the Management Fee allocable to the portion of the quarter for which that installment was paid which is subsequent to the liquidation date. For purposes of this Agreement, the Management Fee shall be treated as an expense of the Fund paid to the Manager other than in its capacity as a Partner, pursuant to Section 707(a) of the Code.

          8. This agreement shall continue in effect until two years from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by the Fund's Board of Directors and (b) by the vote, cast in

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person at a meeting called for the purpose, of a majority of the Fund's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This Agreement will terminate
(i) if revoked by the Directors or by vote of a 1940 Act majority of the outstanding voting securities of the Fund, in either case with 60 days' prior written notice to the Manager; (ii) at the election of the Manager with 60 days' (or one year's if such withdrawal is likely to cause the Fund to lose its partnership tax classification) prior written notice to the Directors; or
(iii) upon the termination of the status of the Manager pursuant to Section 4.01(a) of the LP Agreement other than by reason of the withdrawal and designation by the Manager of a Designee that does not involve an "assignment" within the meaning of the 1940 Act (in which case the rights and obligations of the Manager under this Agreement shall instead be vested in such Designee). This Agreement shall automatically terminate upon the occurrence of an "assignment" within the meaning of the 1940 Act.

          9. Upon expiration or earlier termination of this agreement, the Fund shall, if reference to "Beck, Mack & Oliver" or "BMO" is made in the name of the Fund and if the Manager requests in writing, as promptly as practicable change its corporate name and the name of the Fund so as to eliminate all reference to "Beck, Mack & Oliver" or "BMO", thereafter the Fund and the Fund shall cease transacting business in any corporate name using the words "Beck, Mack & Oliver" or "BMO" or any other reference to the Manager, "Beck, Mack & Oliver" or "BMO". The foregoing rights of the Manager and obligations of the Fund shall not deprive the Manager, or any affiliate thereof which has "Beck, Mack & Oliver" or "BMO" in its name, of, but shall be in addition to, any other rights or remedies to which the Manager and any such affiliate may be entitled in law or equity by reason of any breach of this agreement by the Fund, and the failure or omission of the Manager to request a change of the Fund's or the Fund's names or a cessation of the use of the name of "Beck, Mack & Oliver" or "BMO" as described in this paragraph 9 shall not under any circumstances be deemed a waiver of the right require such change or cessation at any time thereafter for the same or any subsequent breach.

          10. Except to the extent necessary to perform the Manager's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Manager, or any affiliate of the Manager, or any employee of the Manager, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

          11. This Agreement shall be governed by the laws of the State of New York.



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          If the foregoing correctly sets forth the agreement between the
Fund and the Manager, please so indicate by signing and returning to the Fund the enclosed copy hereof.

                               Very truly yours,

                               BMO PARTNERS FUND, L.P.


                               By:  /s/ John C. Beck
                               Name:    John C. Beck
                               Title:   President

ACCEPTED:

BECK, MACK & OLIVER LLC


By:   /s/ Robert C. Beck
Name:     Robert C. Beck
Title:    Senior Member



























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